                                                                   EXHIBIT 10.25

                             XINHUA FINANCE LIMITED

                                       and

                      SHANDONG ECONOMIC OBSERVER CO., LTD.

                                       and

                        SHANDONG SANLIAN GROUP CO., LTD.

                                       and

                         ECONOMIC OBSERVER PRESS OFFICE

                                       and

                 BEIJING JINGGUANXINCHENG ADVERTISING CO., LTD.

                                   ----------

                              COOPERATION AGREEMENT
                        IN RELATION TO ECONOMIC OBSERVER

                                   ----------

                                 20 APRIL, 2006

                                TABLE OF CONTENTS

ITEM         DESCRIPTION                                                    PAGE
----         -----------                                                    ----
1            DEFINITIONS                                                      1
2            THE TRANSACTION AND COOPERATION                                  6
3            CONSIDERATION                                                    7
4            CLOSING CONDITIONS PRECEDENT                                     8
5            CLOSING                                                          9
6            COVENANTS                                                        9
7            WARRANTIES                                                      12
8            INDEMNITY                                                       13
9            NON-COMPETE COVENANT                                            14
10           TERMINATION                                                     14
11           MISCELLANEOUS                                                   15
SCHEDULE A   CORPORATE DETAILS OF JGXC                                       19
SCHEDULE B   CLOSING CONDITIONS PRECEDENT                                    20
SCHEDULE C   DOCUMENTS DELIVERABLES AT OR PRIOR TO CLOSING                   21
SCHEDULE D   VENDORS WARRANTIES                                              22
SCHEDULE E   XFL WARRANTIES                                                  31
SCHEDULE F   DETAILS OF ECONWORLD                                            32
SCHEDULE G   MANAGEMENT TEAM OF JGXC AND EVENT COMPANY                       33
SCHEDULE H   MANAGEMENT CONTRACT                                             34
SCHEDULE I   INDEMNIFICATION LETTER                                          35
SCHEDULE J   MATERIAL CONTRACTS                                              36
SCHEDULE K   LEASES                                                          37
SCHEDULE L   INTELLECTUAL PROPERTY                                           38
APPENDIX 1   Equity Transfer Agreement regarding Beijing JGXC
APPENDIX 2   Articles of Association of Beijing JGXC
APPENDIX 3   Business Cooperation Agreement
APPENDIX 4   Business Cooperation Contract
APPENDIX 5   Information Consultation Committee Organization Agreement
APPENDIX 6   Articles of Association of Beijing Jingshi Jingguan

THIS COOPERATION AGREEMENT (this "AGREEMENT") is made on the 20th day of April 2006.

BETWEEN

(1) XINHUA FINANCE LIMITED, a company incorporated under the laws of the Cayman Islands and listed on the Mothers BOARD of the Tokyo Stock Exchange (Symbol: 9399) ("XFL");

(2) SHANDONG ECONOMIC OBSERVER CO., LTD., a company incorporated under the laws of the People's Republic of China (the "PRC") with registration number 3700001806860 and a registered address at No. 22, Leyuan Road, Jinan City ("SEOC");

(3) SHANDONG SANLIAN GROUP CO., LTD., a company incorporated under the laws of the PRC with registration number 3700001805047-2 and a registered address at No. 12, Quetuquan Road, Jinan City ("SANLIAN");

(4) ECONOMIC OBSERVER PRESS OFFICE, an unincorporated legal entity established under the laws of the PRC with registration number 237000010007 and a registered address at Gao'er People's Government, Licheng District, Jinan City ("EOPO" ); and

(5) BEIJING JINGGUANXINCHENG ADVERTISING CO., LTD., a company incorporated under the laws of the PRC with registration number 1101111930073 and a registered address at 18-C66, Construction Road, Kaixuan Road, Fangshan District, Beijing ("JGXC").

WHEREAS

A. SANLIAN is holding 76.1% of the equity interest in SEOC while SEOC is the sole shareholder of JGXC holding 100% of the equity interest in JGXC;

B. SANLIAN is the sponsor and owner of EOPO who has been licensed by the government to edit, publish and distribute the NEWSPAPER "Economic Observer", and is the controlling shareholder of SEOC;

C. XFL desires to purchase from SEOC, and SEOC desires to sell to XFL all of the legal and beneficial interests in and to the EQUITY (as defined below) representing 50% of registered capital of JGXC on the terms and conditions set out in this AGREEMENT; and

D. XFL, SANLIAN, SEOC, EOPO and JGXC desire to enter into and complete the TRANSACTION (as defined below) on the terms and conditions set out in this AGREEMENT.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, XFL, SANLIAN, SEOC, EOPO and JGXC agree as follows:

1    DEFINITIONS

     1.1 Definitions. The following terms, as used herein, have the following meanings:

          "AFFILIATES" of a specified PERSON means any other PERSON that, directly or indirectly, through one or more intermediaries, CONTROLS, is CONTROLLED by, or is under common CONTROL with, such specified PERSON or, in the case of a natural person, such PERSON's spouse, parents and descendants (whether by blood or adoption and including stepchildren);

          "AGREED FORM" means, in relation to any document, the form of that document which has been agreed upon by each of the PARTIES hereto before CLOSING;

          "BOARD" means the board of directors of JGXC;

          "BUSINESS DAY" means any Monday, Tuesday, Wednesday, Thursday and Friday on which banks in Tokyo, Hong Kong or the PRC are not required or permitted by laws to be closed;

          "CLAIMANT" shall have the meaning provided in Clause 11.5(a);

          "CLOSING" shall have the meaning provided in Clause 5;

          "CLOSING CONDITIONS PRECEDENT" shall have the meaning provided in Clause 4.1;

          "CLOSING DATE" shall have the meaning provided in Clause 5;

          "CONSENTS" means any consent, approval, order, or authorization of or registration, declaration, or filing with or exemption by or from a Governmental Body;

          "CONSIDERATION" shall have the meaning provided in Clause 3.1;

          "CONSTITUTIONAL DOCUMENTS" shall have the meaning provided in Clause
          (a) of Part C of Schedule D;

          "CONTROL", "CONTROLS", "CONTROLLED" (or any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction or the management of a PERSON, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a PERSON shall be deemed to CONTROL another PERSON if such first PERSON, directly or indirectly, owns or holds more than 50% of the voting equity interests in such other PERSON;

          "DIRECTORS" means the members from time to time of the BOARD;

          "DISPUTE NOTICE" shall have the meaning provided in Clause 11.4;

          "ECONWORLD" means Guangzhou Jing Shi Culture Spread Co., Ltd, a company established under the laws of the PRC, the details of which are set out in Schedule F.;

          "INFORMATION CONSULTING COMMITTEE" shall have the meaning provided in Clause 2.1.7;

          "ENCUMBRANCES" means and includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, claims, agreements, equities, lien or assignment and other third party rights of any nature whatsoever and together with all rights of any nature whatsoever now or hereafter attaching or accruing to the property including, where the property is shares or equity interests in a company, all rights to any dividends or other distribution declared paid or made in respect of them, or any other encumbrance, priority or security interest or arrangement of whatsoever nature over or in the relevant property;

          "EQUITY" means a total of 50% interest in the registered capital of JGXC to be sold by SEOC and purchased by XFL under the relevant TRANSACTION DOCUMENTS;

          "EVENT COMPANY" shall have the meaning provided in Clause 2.1.8;

          "EXISTING CONTRACTS" shall have the meaning provided in Clause (i) of Part C of Schedule D;

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          "IFRS" means the International Financial Reporting Standards promulgated by the International Accounting Standards Board from time to time;

          "INDEMNIFIED PARTY" shall have the meaning provided in Clause 10.4;

          "INDEMNIFYING PARTY" shall have the meaning provided in Clause 10.4;

          "INITIAL PAYMENT" shall have the meaning provided in Clause 3.1(a);

          "INTERIM PAYMENT" shall have the meaning provided in Clause 3.1(e);

          "INTELLECTUAL PROPERTY" means, collectively, the OWNED INTELLECTUAL PROPERTY and the LICENSED INTELLECTUAL PROPERTY;

          "LICENSED INTELLECTUAL PROPERTY" means any and all license rights granted to JGXC, SEOC or EOPO in any third party intellectual property or other proprietary or personal rights, including any and all of the following that are licensed to JGXC, SEOC or EOPO anywhere in the world: trademarks, trade names, service marks and trade dress, and all goodwill associated with trademarks, trade names, corporate names, business names, brand names, service marks and trade dress; patents; concepts; prototypes; drawings; designs; logos; trade dress; distinguishing guises; certification marks; official marks; mask works; utility models; domain names and other identifiers for internet protocol addresses and networks, fictional characters, and other indicators of source or business identifiers, and all goodwill associated therewith; copyrights and copyrightable works; databases; graphics; schematics; marketing, sales and user data and strategies and customer lists; technology; trade secrets, including confidential know-how, inventions, invention disclosures, inventor's notes, improvements, discoveries, formulae, specifications and processes; computer software programs of any kind (in both source and object code form); application programming interfaces; protocols; and any renewal, extension, reissue, continuation or division rights, applications and/or registrations for any of the foregoing;

          "MANAGEMENT" means the key management team of JGXC or EVENT COMPANY as listed in Schedule G;

          "MANAGEMENT CONTRACTS" means the four-year management employment contracts in the form set out in Schedule H with each member of MANAGEMENT;

          "MARKET VALUE" shall mean, with respect to XFL SHARES, the average of the closing price of XFL SHARES on the Mothers Board of the Tokyo Stock Exchange for the fifteen (15) trading days up to and including the third trading day prior to the applicable SUBSEQUENT PAYMENT DATE (adjusted to give effect to any stock splits, dividends or other recapitalizations occurring during such fifteen-day period), calculated using the closing Dollar/Japanese Yen exchange rate as reported by Bloomberg for the day immediately preceding the applicable payment date;

          "MATERIAL ADVERSE CHANGE" means any event, circumstance or occurrences which might reasonably be expected to have a material adverse effect on the prospects, business, operations or financial condition of EOPO or JGXC taken as a whole or that would materially affect the ability of any PERSON (other than XFL) who is a party to any of the TRANSACTION DOCUMENTS to perform its material obligations under any of the TRANSACTION DOCUMENTS;

          "NEWSPAPER" means the newspaper currently named "Economic Observer", its successor or substitute, and any other publications primarily focusing on finance and economic area, in whatever form including without limitation paper or electronic publications, together with any or all of the sections, supplements, attachments, pamphlet or other derivative thereof, as published or issued from time to time by EOPO;

          "OWNED INTELLECTUAL PROPERTY" means any and all of the following that are owned (including joint ownership) or held by SEOC, JGXC or EOPO anywhere in the world: trademarks, trade names, service marks and trade dress, and all goodwill associated with trademarks, trade names, corporate names, business names, brand names, service marks and trade dress; patents; concepts; prototypes; drawings; designs; logos; trade dress; distinguishing guises; certification marks; official marks; mask works; utility models; domain names and other identifiers for internet protocol addresses and networks, fictional characters, and other indicators of source or business identifiers, and all goodwill associated therewith; copyrights and copyrightable works; databases; graphics; schematics; marketing, sales and user data and strategies and customer lists; technology; trade secrets, including confidential know-how, inventions, invention disclosures, inventor's notes, improvements, discoveries, formulae, specifications and processes; computer software programs of any kind (in both source and object code form); application programming interfaces; protocols; and any renewal, extension, reissue, continuation or division rights, applications and/or registrations for any of the foregoing;

          "PARTIES" means XFL, SEOC, SANLIAN, EOPO and JGXC, and "PARTY" means any of them;

          "PERSON" or "PERSONS" means any natural person, corporation, company, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, and shall include any governmental authority;

          "PRC" means the People's Republic of China, excluding Hong Kong SAR, Macao SAR and Taiwan for the purposes of this AGREEMENT;

          "PRC LEASE" or "PRC LEASES" shall have the meanings provided in Clause
          (q) of Part C of Schedule D;

          "XFL NOMINEE" means Beijing Tai De Advertisement Co., Ltd.;

          "RESPONDENT" shall have the meaning provided in Clause 11.4;

          "RMB" means the lawful currency of PRC;

          "SUBSEQUENT PAYMENT DATE" shall have the meaning provided in Clause
          3.1 (b);

          "SUBSEQUENT PAYMENT" shall have the meaning provided in Clause 3.1
          (b);

          "SUBSIDIARY" means a corporation, partnership, limited liability company, or other entity of which such corporation or entity directly or indirectly owns or controls voting securities or other interests that are sufficient to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity;

          "TRANSACTION" means the transactions contemplated by the TRANSACTION DOCUMENTS;

          "TRANSACTION DOCUMENTS" means this AGREEMENT and the documents referred to in Clause 2.1 of this AGREEMENT;

          "US$" and "US DOLLARS" means the lawful currency of the United States of America;

          "VENDORS" means SEOC, SANLIAN and EOPO;

          "VENDOR DESIGNATED BANK ACCOUNT" means the bank account designated by the VENDORS for receiving the CONSIDERATION or any part thereof. For the avoidance of doubt, a bank account shall be deemed to be designated by the VENDORS if the designation is given by SANLIAN;

          "VENDOR DESIGNATED PERSON" means a PERSON designated by the VENDORS for receiving and holding XFL SHARES as part of the CONSIDERATION. For the avoidance of doubt, a PERSON shall be deemed to be designated by the VENDORS if the designation is given by SANLIAN;

          "VENDORS WARRANTIES" means the representations and warranties given by the VENDORS as set out in Schedule D;

          "WARRANTIES" means XFL WARRANTIES and/or VENDORS WARRANTIES, as appropriate;

          "XFL SHARES" means the shares in the capital of XFL;

          "XFL WARRANTIES" means the representations and warranties given by XFL as set out in Schedule E;

          "2006 FINANCIALS" means the audited financial statements of JGXC for the financial period starting from April 1, 2006 and ended March 31, 2007, prepared in accordance with IFRS by an international accounting firm selected by XFL;

          "2006 INTERIM FINANCIALS" means the audited financial statements of JGXC for the financial period starting from April 1, 2006 and ended September 30, 2006, prepared in accordance with IFRS by an international accounting firm selected by XFL;

          "2006 NET PROFIT" means JGXC's consolidated profit after taxation being carried on as a going concern in the ordinary course set out in the 2006 FINANCIALS prepared in accordance with IFRS in each case excluding extraordinary items and professional fees paid to the auditors to prepare the financial statements;

          "2006 INTERIM NET PROFIT" means JGXC's consolidated profit or loss after taxation being carried on as a going concern in the ordinary course set out in the 2006 INTERIM FINANCIALS prepared in accordance with IFRS in each case excluding extraordinary items and professional fees paid to the auditors to prepare the financial statements.

     1.2  Interpretation. In this AGREEMENT:

          (a) the headings are inserted for convenience only and shall not affect the construction of this AGREEMENT;

          (b) references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other statutory provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification);

          (c) all times and dates in this AGREEMENT shall be Hong Kong times and dates except where otherwise stated;

          (d) unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing one gender shall include every gender; and

          (e) references herein to Clauses, Recitals and Schedules are to clauses and recitals of and schedules to this AGREEMENT.

     1.3 Recitals, Schedules. All Recitals and Schedules form part of this AGREEMENT and shall have the same force and effect as if expressly set out in the body of this AGREEMENT and any reference to this AGREEMENT shall include the Recitals and Schedules.

     1.4 Joint Obligations. Warranties, covenants, indemnities or other obligations expressed in this AGREEMENT to be given by more than one party shall be deemed to be given by such parties on a joint and several basis unless otherwise expressly provided for.

2    THE TRANSACTION AND COOPERATION

     The PARTIES hereby agree to enter into the TRANSACTION on the terms and conditions hereof. The TRANSACTION consists of the transactions under this AGREEMENT and the following documents:

     2.1 an agreement for sale and purchase of the EQUITY ("SPA") to be entered into by and between SEOC and XFL NOMINEE in AGREED FORM as set out in Appendix [1] attached hereto, under which SEOC agrees to sell and XFL NOMINEE agrees to purchase the EQUITY;

     2.2 an amended article of association of JGXC ("AMENDED AOA") in AGREED FORM as set out in Appendix [2] attached hereto;

     2.3 a business cooperation agreement to be entered into by and among EOPO, JGXC and ECONWORLD in AGREED FORM as set out in Appendix [3], under which EOPO agrees to grant to the EVENT COMPANY an exclusive right to organize events in the name of EOPO or the NEWSPAPER and an exclusive agency in respect of financial advertisements on the NEWSPAPER;

     2.4 a business cooperation contract to be entered into by and among SANLIAN, SEOC, EOPO and JGXC in AGREED FORM as set out in Appendix [4], under which the PARTIES agree to enter into cooperation in respect of the intellectual property rights, exclusive advertisement agency and publishing and printing management in connection with the NEWSPAPER;

     2.5 an organization agreement in respect of the INFORMATION CONSULTING COMMITTEE ("ICC AGREEMENT") to be entered into by and among XFL, SANLIAN and EOPO in AGREED FORM as set out in Appendix [5], under which the parties agree to establish the INFORMATION CONSULTING COMMITTEE and EOPO agrees to carry on its business under the instruction and guidance of the INFORMATION CONSULTING COMMITTEE;

     2.6 an articles of association of the EVENT COMPANY to be entered into by and between JGXC and ECONWORLD in AGREED FORM as set out in Appendix [6], under which JGXC and ECONWORLD agree to jointly establish the EVENT COMPANY;

     2.7  the MANAGEMENT CONTRACTS; and

     2.8 other agreements, contracts or documents in relation to the transactions contemplated by the above documents or this AGREEMENT.

3    CONSIDERATION

     3.1 Subject to the terms and conditions set forth in this AGREEMENT, the consideration (the "CONSIDERATION") for the whole TRANSACTION shall comprise of the INITIAL PAYMENT and the SUBSEQUENT PAYMENT, determined and payable in the manner, at the times and in the amounts set forth in this Clause 3.1:

          (a) an initial payment (the "INITIAL PAYMENT") equivalent to RMB80, 000,000, which shall be payable as follows:

               (i) RMB 2,500,000 (the "DOMESTIC PAYMENT") by wire transfer within ten (10) BUSINESS DAYS of CLOSING to the PRC domestic bank account designated by SEOC; and

               (ii) US dollars equivalent to RMB37,500,000 by wire transfer within ten(10) BUSINESS DAYS of CLOSING to a VENDOR DESIGNATED BANK ACCOUNT; and

               (iii) delivery of XFL SHARES within twenty (20) BUSINESS DAYS of
                    CLOSING, or any other time as agreed by the PARTIES, to a VENDOR DESIGNATED PERSON or PERSONS, rounded to the nearest whole share, with an aggregate Market Value equal to RMB40, 000,000, subject to subclause (f) below.

          (b) Subject to the clause 3.1(c) below, the subsequent payment (the "SUBSEQUENT PAYMENT") shall be in aggregate an amount equal to the product of ((A) 2006 NET PROFIT and (B) 17 and (C) 50%) minus RMB80,000,000 and further minus any INTERIM PAYMENT (if any).

          (c) Notwithstanding the aforesaid, in no event the CONSIDERATION shall be higher than RMB150,000,000 or lower than RMB130,000,000. For the avoidance of doubt, in the case that the product of ((A) 2006 NET PROFIT and (B) 17 and (C) 50%) is more than RMB150,000,000, the SUBSEQUENT PAYMENT shall amount to RMB150,000,000 minus RMB80,000,000 and INTERIM PAYMENT (if any); in the case that the product of ((A) 2006 NET PROFIT and (B) 17 and (C) 50%) is less than RMB130,000,000, the SUBSEQUENT PAYMENT shall amount to RMB130,000,000 minus RMB80,000,000 and any INTERIM PAYMENT (if any);

          (d) XFL shall pay to the VENDORS the SUBSEQUENT PAYMENT in US dollars no later than twenty (20) BUSINESS DAYs after the date of issuance of the 2006 FINANCIALS (the date on which such payment is required being the "SUBSEQUENT PAYMENT DATE") in a combination of (A) money in US dollars in an amount equal to 50% of such sum to be paid into a VENDOR DESIGNATED BANK ACCOUNT, and (B) delivery to a VENDOR DESIGNATED PERSON or PERSONS of XFL SHARES, rounded to the nearest whole share, with an aggregate MARKET VALUE equal to 50% of such sum, subject to subclause (e) below;

          (e) XFL shall pay to a VENDOR DESIGNATED BANK ACCOUNT in US dollars in amount equivalent to RMB 8,000,000 (the "INTERIM PAYMENT") provided that the 2006 INTERIM NET PROFIT of JGXC is no less than RMB7,000,000. SANLIAN shall give XFL a twenty (20) BUSINESS DAYs prior written notice of its request to the INTERIM PAYMENT enclosed with the necessary evidence that the said target of 2006 INTERIM NET PROFIT has been achieved. If any INTERIM PAYMENT is made hereunder, the INTERIM PAYMENT shall be deducted from and shall reduce the amount of the SUBSEQUENT PAYMENT, and the proportion of cash to XFL Shares in the SUBSEQUENT PAYMENT shall be adjusted accordingly to the effect that the


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

               total CONSIDERATION taken as a whole shall be paid in a combination of 50% cash and 50% XFL Shares.

          (f)  Notwithstanding any other provision contained herein,

               (i) XFL may, in its sole discretion, deliver to the VENDORS money in US dollars in lieu of all or a portion of the portion of the CONSIDERATION otherwise deliverable to the VENDORS in XFL SHARES;

               (ii) if any XFL SHARES payable to the VENDORS as a portion of
                    CONSIDERATION are not actively traded on the Tokyo Stock Exchange or a comparable public trading market, then XFL shall, not less than ten (10) BUSINESS DAYs prior to the applicable SUBSEQUENT PAYMENT DATE, so notify the VENDORS, and the VENDORS may, by notice to be delivered to XFL not less than three (3) BUSINESS DAYs prior to the relevant payment date, elect to receive money in US dollars in lieu of such XFL SHARES; and;

          (g) Notwithstanding any other provision contained herein, at least three (3) BUSINESS DAYs in advance of any payment date, the VENDORS shall, in writing, advise XFL of the manner in which XFL shall deliver such SUBSEQUENT PAYMENT. Specifically, the VENDORS shall advise XFL of the persons and necessary account information where such payments shall be made.

     3.2 If any payment is due to XFL or its SUBSIDIARY or XFL NOMINEE under or in respect of any breach of any TRANSACTION Document (including, without limitation, any payment pursuant to any indemnity contained in this AGREEMENT) by a PERSON other than XFL or its SUBSIDIARY or XFL NOMINEE, the payment shall so far as possible be treated as a reduction in the CONSIDERATION, which reduction shall be jointly and severally borne by the persons entitled to receive the CONSIDERATION or any part thereof.

     3.3 Whenever payments or calculations to be made pursuant to this AGREEMENT require the conversion or comparison of RMB and the applicable foreign currency, the exchange rate to be applied shall be the middle rate of exchange of the foreign currency for RMB published by People's Bank of China ("PBOC") through the authorized China Foreign Exchange Trading Centre (or if not available from such center, the other entity authorized by PBOC) on the day which is two (2) BUSINESS DAYs preceding the actual payment date.

4    CLOSING CONDITIONS PRECEDENT

     4.1 The CLOSING is conditional upon the closing conditions precedent set out in Schedule B ("CLOSING CONDITIONS PRECEDENT") respectively being fulfilled or waived by XFL under Clause 4.3.

     4.2 The PARTIES shall use their reasonable endeavours to co-operate to enable the CLOSING CONDITIONS PRECEDENT to be fulfilled as soon as practicable. However, if the CLOSING CONDITIONS PRECEDENT specified in Schedule B have not been fulfilled within sixty (60) BUSINESS DAYs after the date of this AGREEMENT as confirmed in writing by XFL, this AGREEMENT (other than clauses 1, 4, 8, 10, 11.3, 11.4, 11.7 and 11.8)
          may be terminated by XFL at its sole and absolute discretion by giving a written notice to the VENDORS.

     4.3 Clause 4.2 above notwithstanding, XFL shall have the right, in its sole and absolute discretion, to waive the CLOSING CONDITIONS PRECEDENT specified in Schedule B either in whole or in part or to require any of such CLOSING CONDITIONS PRECEDENT be fulfilled after the CLOSING. Where XFL has required that any CLOSING Condition Precedent be fulfilled after the CLOSING, such CLOSING Condition Precedent shall automatically become a post-

          CLOSING undertaking and the SEOC, SANLIAN and EOPO shall fulfil or cause to fulfil such CLOSING Condition Precedent as soon as practically possible after the CLOSING but in no event later than thirty (30) BUSINESS DAYs after the CLOSING.

5    CLOSING

     5.1 The TRANSACTION shall be completed (the "CLOSING") on such date (the "CLOSING DATE") as may be agreed between the VENDORS and XFL following the fulfilment or waiver of all the CLOSING CONDITIONS PRECEDENT (and, in any event, within twenty (20) BUSINESS DAYs after such fulfilment or waiver).

     5.2 At or prior to the CLOSING, the Sellers shall deliver (or cause to be delivered) to XFL each of the documents listed in Schedule C, failing which XFL shall be under no obligation to confirm that all of the CLOSING CONDITIONS PRECEDENT have been fulfilled or waived in accordance with clause 4.1 above.

6    COVENANTS

     6.1 Covenants Prior to CLOSING. From the date of this AGREEMENT until the CLOSING, except for the transactions described in the TRANSACTION DOCUMENTS or otherwise with the prior written consent of XFL:

          (a) The VENDORS warrant and undertake that they will cause each of JGXC and EOPO to:

               (i) conduct its business in the ordinary course and consistent with past practices;

               (ii) maintain in full force and effect its existence;

               (iii) promptly and timely prepare and file any reports and tax returns and pay all taxes and assessments, government fees and charges, if any, required to maintain its existence and conduct its business in the ordinary course and consistent with past practices;

               (iv) comply with all applicable laws;

               (v) keep records in which true and correct entries will be made of all transactions entered into;

               (vi) duly observe all material requirements of governmental authorities unless contested in good faith by appropriate proceedings with the consent of XFL;

               (vii) promptly pay and discharge, or cause to be paid and
                    discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon its income, profits, property or business of unless contested in good faith by appropriate proceedings with the consent of XFL;

               (viii) at all times comply with the provisions of all contracts, agreements and leases to which it is a party, unless contested in good faith by appropriate proceedings with the consent of XFL; and

               (ix) unless otherwise directed by XFL, use best endeavours to procure that its employees at the date of this AGREEMENT remain and continue as employees prior to and after the CLOSING;

          (b)  The VENDORS warrant and undertake to cause JGXC not to:

               (i)  modify its Articles of Association;

               (ii) cause or permit its liquidation or dissolution;

               (iii) institute, or permit to be instituted against it, any proceeding, which remains undismissed for a period of 15 days after the filing thereof, seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order or relief or the appointment of receiver, trustee or other similar official for them or for any substantial part of its property;

               (iv) make a general assignment for the benefit of its creditors;

               (v) declare or pay any dividend or make any distribution to its shareholders;

               (vi) issue, redeem, sell or dispose of, or create any obligation to issue, redeem, sell or dispose of, any shares of its capital stock or equity interest;

               (vii) effect any stock split, reclassification or combination;

               (viii) modify agreements and other obligations with respect to its long-term indebtedness including, but not limited to its loan agreements, indentures, mortgages, debentures, notes and security agreements;

               (ix) incur, assume, guarantee or otherwise become obligated or liable for any indebtedness or encumber any of its assets or enter into any transaction or contract (other than the relevant TRANSACTION DOCUMENTS referred to in this AGREEMENT), or make any commitment relating to its assets or business;

               (x) become a party to any merger or consolidation or any other business combination with any corporation or other entity, except as contemplated by this AGREEMENT;

               (xi) make any acquisition of all or substantially all of the stock or assets of any other person or entity;

               (xii) take or omit to take any action which could be reasonably anticipated to have a materially adverse effect upon its financial condition or assets;

               (xiii) grant any Director, officer, legal representative,
                    employee or consultant any increase in compensation in any form (other than pursuant to existing employment agreements) or any severance or termination pay, or enter into or vary the terms of any employment agreement with such person except as provided in the MANAGEMENT CONTRACTS;

               (xiv) adopt, amend in any material respect or terminate, any employee benefit program of general applicability;

               (xv) make any advance or loan to any person or entity; or

               (xvi) do anything that shall be approved by the BOARD or
                    Shareholders' Meeting of JGXC had the TRANSACTION DOCUMENTS become effective before CLOSING.

     6.2 THE VENDORS warrant and undertake that, whether before or after the CLOSING, except otherwise agreed in writing by XFL:

          (a) none of the VENDORS will enter into or permit the existence of any contract, agreement or arrangement that would be in conflict with or affect XFL's rights, interest and obligations under any of the TRANSACTION DOCUMENTS;

          (b)  the name of the NEWSPAPER will not be changed;

          (c) no merger, demerger, alliance, joint venture or other strategic cooperation will be entered into with any third party in relation to EOPO or the NEWSPAPER;

          (d) EOPO will not transfer, sell, create ENCUMBRANCE on or otherwise dispose of all or any substantial part of its assets or business;

          (e) all licenses and permits necessary for the NEWSPAPER will be properly maintained in full force and effect;

          (f) the appointment or removal of key management positions will not be effected without prior consent from XFL;

          (g) none of the TRANSACTION DOCUMENTS will be amended or terminated without prior written consent from XFL;

          (h) SANLIAN will not transfer, sell, create ENCUMBRANCE on or otherwise dispose of or reduce its interest or ownership (equity or otherwise) in or to EOPO or SEOC;

          (i) no contract or transaction will be entered into between EOPO as a party and SANLIAN, SEOC, JGXC or any of their shareholders, directors, employees or AFFILIATES as the other party;

          (j) operation and business of EOPO and publishing of the NEWSPAPER will not be suspended, stopped or interrupted for any reason other than Force Majeure; and

          (k)  Any other matters XFL may reasonably request.

     6.3 Further Covenants. THE VENDORS and JGXC hereby irrevocably undertake to XFL to procure at their own expense the due execution and delivery of all necessary documents and to do such further acts as may be necessary to complete the TRANSACTION.

     6.4 Access to Information. Until the CLOSING, the VENDORS and JGXC shall procure that XFL, its agents and representatives are given reasonable access to such documents relating to the VENDORS or JGXC as XFL shall request.

     6.5 Rescission. XFL and XFL NOMINEE (as the case may be) shall be entitled to rescind their obligations to complete the TRANSACTION under this AGREEMENT or the relevant TRANSACTION Documents by notice in writing to the VENDORS if prior to the CLOSING it appears that any of the warranties set out in any TRANSACTION Document are not or were not true and accurate in all respects or if any act or event occurs which, had it occurred on or before the date of that TRANSACTION Document, would have constituted a breach of any of the warranties or if there is any material non-fulfilment of any of the warranties which (being capable of remedy) is not remedied prior to the CLOSING.

     6.6 Equity Transfer. SEOC shall not transfer any of the remaining equity interest in JGXC to any person other than to XFL and or its designated Affiliate or nominee.

     6.7 The PARTIES agree that, when and to the extent permitted by PRC laws, XFL shall have the right to purchase, by itself or through its nominee(s), up to 50% of equity interest or similar ownership rights in EOPO at the price of US$1 or the lowest price permitted by the applicable laws on terms and conditions as reasonably decided by XFL. The VENDORS acknowledge that the consideration for such purchase has been included in the CONSIDERATION paid under this AGREEMENT.

     6.8 When the PRC laws so permit, the sponsor or owner of EOPO shall be changed from SANLIAN to JGXC or an entity jointly established by XFL or its nominee and SEOC each holding 50% interest (the "NEW SPONSOR"). The relevant licenses, permits and authorizations shall accordingly be transferred from SANLIAN to the NEW SPONSOR so as to ensure that the NEWSPAPER and the advertisement business can be fully integrated under control of the same entity. SANLIAN will not charge any fee or cost for or impose any conditions on such change and transfer.

7    WARRANTIES

     7.1 THE VENDORS jointly and severally represent and warrant to XFL in the terms of their WARRANTIES as of the date hereof, and acknowledge that XFL has entered into this AGREEMENT in reliance upon the VENDORS WARRANTIES. XFL represents and warrants to the VENDORS as of the date hereof in the terms of XFL WARRANTIES, and acknowledge that the VENDORS have entered into this AGREEMENT in reliance upon XFL WARRANTIES.

     7.2 Each of the WARRANTIES shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or interference from the terms of any other Warranty or any other term of this AGREEMENT.

     7.3 The WARRANTIES shall be deemed to be repeated immediately before and on the CLOSING with reference to the facts and circumstances then existing.

     7.4 The rights and remedies of XFL in respect of any breach of this AGREEMENT shall not be affected by any investigation made by or on behalf of XFL into the affairs of any PARTY to this AGREEMENT or by the actual or constructive knowledge on the part of XFL or its agents or advisors or by any other event or matter whatsoever, except a specific duly authorized written waiver or release given by XFL and except as otherwise expressly provided in this AGREEMENT.

     7.5 Each PARTY (SEOC, SANLIAN, EOPO and JGXC shall be deemed as one party for the purpose of this Clause 7.5) undertakes to notify the other PARTY in writing promptly if it becomes aware of any circumstance arising after the date of this AGREEMENT which would cause any Warranty it made to other PARTY (if the WARRANTIES were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any respect.

8    INDEMNITY

     8.1 Indemnity. THE VENDORS, jointly and severally, shall indemnify and shall keep indemnified and hold harmless XFL from and against:

          (a) any and all losses, claims, damage (including lost profits, consequential damages, interest, penalties, fines and monetary sanctions), liabilities and costs incurred or suffered by XFL by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any warranty, representation or covenant or the inaccuracy of any representation made by any of them or by JGXC contained or referred to in this AGREEMENT or in any agreement, instrument or document delivered by or on behalf of SEOC, SANLIAN, EOPO or JGXC including, but not limited to, any diminution in the value of the assets of and any payment made or required to be made by XFL or any SUBSIDIARY or XFL NOMINEE and any costs and expenses incurred as a result of such breach] provided that the indemnity contained in this Clause 8 shall be without prejudice to any other rights and remedies available to XFL; and

          (b) the nonfulfillment or breach of any covenant, undertaking, agreement or other obligation of JGXC, SEOC, SANLIAN, the MANAGEMENT or any party to any of the TRANSACTION DOCUMENTS (except the breach by XFL or XFL NOMINEE) under any of TRANSACTION DOCUMENTS.

     8.2 Costs. For the purposes of this Clause 8, "costs" includes lawyers' (on a solicitor and his own client's basis) and accountants' fees and expenses, court costs and all other out-of-pocket expenses.

     8.3 Survival of Indemnification. The representations and warranties of the VENDORS and the rights of XFL to indemnification under this AGREEMENT with respect thereto shall survive CLOSING.

     8.4 Indemnification Procedure. A party entitled to indemnification hereunder (an "INDEMNIFIED PARTY") shall notify promptly the indemnifying party (the "INDEMNIFYING PARTY") in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this AGREEMENT; provided, however, that the failure of any Indemnified PARTY to provide such notice shall not relieve the Indemnifying PARTY of its obligations under this AGREEMENT. In case any claim, action or proceeding is brought against an Indemnified PARTY and the Indemnified PARTY notifies the Indemnifying PARTY of the commencement thereof, the Indemnifying PARTY shall be entitled to participate therein and to assume the defence thereof, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified PARTY, and after notice from the Indemnifying PARTY to such Indemnified PARTY that it so chooses, the Indemnifying PARTY shall not be liable to such Indemnified PARTY for any legal or other expenses subsequently incurred by such Indemnified PARTY in connection with the defence thereof other than reasonable costs of investigation; provided, however, that (i) if the Indemnifying PARTY fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) calendar days after receiving notice from such Indemnified PARTY that the Indemnified PARTY believes it has failed to do so; or
          (ii) if such Indemnified PARTY who is a defendant in any claim or proceeding which is also brought against the Indemnifying PARTY reasonably shall have concluded that there may be one or more legal defences available to such Indemnified PARTY which are not available to the Indemnifying PARTY; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the Indemnified PARTY shall have the right to assume or continue its own defence as set forth above (but with no more than one firm of counsel for all Indemnified

          PARTIES in each jurisdiction), and the Indemnifying PARTY shall be liable for any expenses therefor. For the avoidance of doubt, the expenses referred to in this Clause 9.6 shall be confined to the fees reasonably payable, as the case may be, to the counsels, lawyers, experts, auditors, valuers, tribunals, courts or other related parties for participating in the actions or proceedings.

     8.5  Settlement of Claims.

          (i) No Indemnifying PARTY shall, without the written consent of the Indemnified PARTY, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified PARTY is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified PARTY from all liability arising out of such action or claim, (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified PARTY and (iii) does not include any injunctive or other non-monetary relief; and

          (ii) XFL may, in its sole discretion, offset against SUBSEQUENT PAYMENT any and all losses, claims, damages (including lost profits, consequential damages, interest, penalties, fines and monetary sanctions), liabilities and costs incurred or suffered by XFL and for which XFL is entitled to be indemnified in this AGREEMENT.

9    NON-COMPETE COVENANT

     Each of the VENDORS jointly and severally undertake and covenant to XFL that from the date of this AGREEMENT and for such a period as the Exclusive Advertisement AGREEMENT remains effective, neither it nor any of its AFFILIATES will, and it shall procure that no PERSON who is, on the date of this AGREEMENT or immediately prior to the CLOSING, its shareholder, owner, director, officer or legal representative will:

     (a) either on its own account or through any of its AFFILIATES, or in conjunction with or on behalf of any other PERSON, will carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in competition with the businesses of EOPO or JGXC; and

     (b) either on its own account or through any of its AFFILIATES or in conjunction with or on behalf of any other PERSON, employ, solicit or entice away or attempt to employ, solicit or entice away from EOPO or JGXC any person for the purpose of carrying on any business in direct competition with the business of EOPO or JGXC who is or shall have been at the date of or within twelve (12) months prior to such cessation a director, officer, legal representative, manager, consultant or employee of EOPO or JGXC whether or not such person would commit a breach of contract by reason of leaving such employment.

10   TERMINATION

     10.1 Termination. This AGREEMENT may be terminated at any time prior to
          CLOSING:

          (a) by XFL if, between the date hereof and the CLOSING: (i) there is a MATERIAL ADVERSE CHANGE, or (ii) any representations and warranties made by a PERSON other than XFL contained in any TRANSACTION DOCUMENT shall not have been true and correct in any material respect when made or at the CLOSING or any time in between, or (iii) any party shall not have complied in all material respects with the covenants or agreements contained in any TRANSACTION Document to be complied with by it, or (iv) any company or any PERSON who is a party to any of the TRANSACTION DOCUMENTS makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against such company or PERSON seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law related to bankruptcy, insolvency or reorganization;

          (b) by the VENDORS (acting together) if, between the date hereof and the CLOSING: (i) any representations and warranties of XFL contained in this AGREEMENT shall not have been true and correct in any material respect when made, (ii) XFL shall not have complied in all material respects with the covenants or agreements contained in this AGREEMENT to be complied with by it or (iii) any proceeding shall be instituted by or against XFL seeking to adjudicate XFL bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law related to bankruptcy, insolvency or reorganization;

          (c) XFL or the VENDORS (acting together) if the CLOSING shall not have occurred by September 30, 2006; provided, however, that the right to terminate this AGREEMENT under this Clause 10.1(c) shall not be available to any PARTY whose failure to fulfil any obligation under this AGREEMENT shall have been the cause of, or shall have resulted in, the failure of the CLOSING to occur on or prior to such date; or

          (d) by the mutual written consent of XFL and the VENDORS (acting together).

     10.2 Effect of Termination.

          (a) In the event of termination of this AGREEMENT as provided in Clause 10.1, this AGREEMENT (other than clauses 1, 8, 10, 11.3, 11.4, 11.7 and 11.8) shall forthwith become void provided that nothing herein shall relieve any party hereto from liability for any breach of this AGREEMENT.

          (b) In the event of termination of this AGREEMENT, the VENDORS shall forthwith return all the CONSIDERATION that has been paid or delivered by XFL or XFL NOMINEE.

11   MISCELLANEOUS

     11.1 Survival of WARRANTIES. The representations, warranties and covenants contained in or made pursuant to this AGREEMENT shall survive the execution and delivery of this AGREEMENT and the CLOSING and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of XFL.

     11.2 Designation of Representative. The VENDORS assume joint and several liabilities for their obligations under the TRANSACTION DOCUMENTS. The VENDORS hereby jointly and irrevocably appoint and designate [SANLIAN] to act on behalf of the VENDORS for the purposes of receiving the relevant notice, deciding, confirming and agreeing on the matters under this AGREEMENT.

     11.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this AGREEMENT shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this AGREEMENT, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this AGREEMENT, except as expressly provided in this AGREEMENT.

     11.4 Governing Law. This AGREEMENT shall be governed by and construed in accordance with the laws of Hong Kong.

     11.5 Arbitration. Any dispute, controversy or claim arising out of or relating to this AGREEMENT, or the breach, termination or invalidity thereof, shall be submitted to Hong Kong International Arbitration Centre and settled by binding arbitration in accordance with the UNCITRAL Arbitration Rules as present in force. in the manner set forth in this Clause 11.5. The procedures of this Clause 11.5 may be initiated by a written notice (a "DISPUTE NOTICE") given by one party (a "CLAIMANT") to the other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution. The DISPUTE NOTICE shall be accompanied by (i) a statement of the CLAIMANT describing the dispute in reasonable detail and (ii) documentation, if any, supporting the CLAIMANT's position on the dispute. Within twenty (20) days after the other party's (the "RESPONDENT") receipt of the DISPUTE NOTICE and accompanying materials, the dispute shall be resolved by binding arbitration in Hong Kong under the UNCITRAL Arbitration Rules. All arbitration procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

     11.6 Counterparts. This AGREEMENT may be executed in five or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.7 Titles and Subtitles. The titles and subtitles used in this AGREEMENT are used for convenience only and are not to be considered in construing or interpreting this AGREEMENT.

     11.8 Notices. Unless otherwise provided, any notice required or permitted under this AGREEMENT shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon postal service delivery, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or by facsimile at the facsimile number set out on the signature page hereof, or at such other address or facsimile number as such party may designate by two (2) days' prior written notice to the other parties.

          The addresses and fax numbers of the parties for the purpose of clause
          11.8 above are as follows:

          XFL:
          Address:                Suite 2003-4 Vicwood Plaza, 1
                                  99 Des Voeux Road Central, Hong Kong
          Fax:                    (852) 25418266
          For the attention of:   Mr. John McLean

          SANLIAN:
          Address:                No. 20, Quetuquan Road North, Jinan City
          Fax:                    0086 (531)86099847
          For the attention of:   Mr. Zhu Aijun

          SEOC
          Address:                Block 7, Hengping Avenue, Dongcheng District,
                                  Beijing
          Fax:                    (86) (10) 64297071
          For the attention of:   Ms. Zhang Lijuan

          EOPO
          Address:                Block 7, Hengping Avenue, Dongcheng District,
                                  Beijing
          Fax:                    (86) (10) 64297071
          For the attention of:   Ms. Zhang Lijuan

          JGXC
          Address:                Block 7, Hengping Avenue, Dongcheng District,
                                  Beijing
          Fax:                    (86) (10) 64297071
          For the attention of:   Ms. Zhang Lijuan

     11.9 Expenses. Each of the parties hereto shall be responsible for its own costs and expenses incurred in the preparation, negotiation and execution of this AGREEMENT.

     11.10 Severability. If one or more provisions of this AGREEMENT are held to be unenforceable under applicable law, such provision shall be excluded from this AGREEMENT and the balance of the AGREEMENT shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

     11.11 Entire AGREEMENT. The TRANSACTION DOCUMENTS supersedes all other agreements and constitute the entire agreement among the PARTIES and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

- EXECUTION PAGE FOLLOWS -

IN WITNESS WHEREOF, the parties have executed this AGREEMENT as of the date first above written.

XFL

For and on behalf of XINHUA FINANCE LIMITED
Per:


/s/ Fredy Bush
-------------------------------------
Authorized Signatory


SEOC

For and on behalf of SHANDONG ECONOMIC OBSERVER CO., LTD.
Per:
[Company chop of Shandong Economic Observer Co., Ltd.]


/s/
-------------------------------------
Authorized Signatory


SANLIAN

For and on behalf of SHANDONG SANLIAN GROUP CO., LTD.
Per:
[Company chop of Shandong Sanlian Group Co., Ltd.]


/s/
-------------------------------------
Authorized Signatory


EOPO

For and on behalf of ECONOMIC OBSERVER PRESS OFFICE
Per:
[Economic Observer Press Office]


/s/
-------------------------------------
Authorized Signatory


JGXC

For and on behalf of BEIJING JINGGUANXINCHENG ADVERTISING CO., LTD.
Per:
[Beijing JingGuanXinCheng Advertising Co., Ltd.]


/s/
-------------------------------------
Authorized Signatory

                                   SCHEDULE A
                            CORPORATE DETAILS OF JGXC

Date and place of Incorporation   25 January 2006, Fang Shan District, Beijing,
                                  PRC

Registered Address                18-C66, Construction Road, Kaixuan Main
                                  Street, Fang Shan District, Beijing
Registered capital                RMB5,000,000

Paid in capital                   RMB5,000,000

Shareholder                       100% owned by SEOC

DIRECTORS                         ZHAO LI

                                   SCHEDULE B
                          CLOSING CONDITIONS PRECEDENT

XFL's obligations to consummate the transactions contemplated by this AGREEMENT is subject to the fulfilment of each of the following conditions:

(a) The TRANSACTION DOCUMENTS have been entered into by each of the parties thereto and become effective in a manner satisfactory to XFL;

(b) SEOC and JGXC have completed the registrations with the local administration of industry and commerce of (i) the transfer of the EQUITY by SEOC to XFL NOMINEE; and (ii) the Amended Articles of Association; and
     (iii) appointment of new DIRECTORS to the BOARD, three of which are nominated by XFL;

(c) JGXC has obtained all licenses, permission, authorizations or Consent required by the PRC laws for completion of the TRANSACTION and carrying on the business lawfully and effectively in the manner as contemplated under the TRANSACTION DOCUMENTS, including without limitation the relevant advertisement permit for the exclusive advertisement agency;

(d) The EVENT COMPANY has been duly established jointly by JGXC and ECONWORLD and registered with the local administration of industry and commerce pursuant to terms and conditions contained in the articles of association of the EVENT COMPANY as set out in Appendix [8] attached hereto;

(e) The INFORMATION CONSULTING COMMITTEE has been duly established pursuant to the ECC AGREEMENT;

(f)  The TRANSACTION has been approved by the board of directors of XFL;

(g) All regulatory approvals, registrations and filings for the TRANSACTION have been obtained or completed; and

(h)  Any other conditions XFL may reasonably request.

                                   SCHEDULE C
                  DOCUMENTS DELIVERABLES AT OR PRIOR TO CLOSING

(a) THE VENDORS and JGXC shall deliver (or cause to be delivered) to XFL at or prior to the CLOSING the executed original versions (or copies where XFL has agreed that copies are acceptable) of all of the agreements, resolutions, certificates, approvals and documents referred to in Clause
     2.1 and all other documents relying on which XFL has determined that the CLOSING CONDITIONS PRECEDENT set out in Schedule B have been fulfilled.

(b)  Without limiting the generality of the forgoing, JGXC shall:

     (i) issue to XFL a capital contribution certificate, to the satisfaction of XFL, evidencing XFL NOMINEE's holding of 50% equity interest in the registered capital of JGXC;

     (ii) delivers to XFL an original or verified copy of record of shareholders document, to the satisfaction of XFL, evidencing XFL NOMINEE's holding of 50% equity interest in the registered capital of JGXC;

     (iii) deliver to XFL a certificate evidencing that number of the DIRECTORS of the BOARD of JGXC has been changed into five (5), among which, all the three (3) DIRECTORS appointed by XFL and the chairman appointed by SANLIAN have been duly registered with the administration for industry and commerce as the DIRECTORS of JGXC; and such other papers and documents as XFL may reasonably require;

     (iv) deliver to the representative nominated by XFL all of the records, chops, registers, minute books, files, approvals, permits, licenses, certificates and other statutory books of JGXC, and the original or effective duplicate of any legal certificate and document required for the effective management of JGXC; and

     (v) shall take all the necessary corporate actions and pass all the necessary resolutions by its shareholder and the executive director to approve the signing and performance of all the relevant contracts, agreements and other documents in relation hereto.

(c) Without limiting the generality of the forgoing, SANLIAN shall deliver the indemnification letter duly executed by it in AGREED FORM as set out in
     Schedule I.

                                   SCHEDULE D
                               VENDORS WARRANTIES

PART A: GENERAL

(a) Full Disclosure. (i) SANLIAN, SEOC, EOPO and JGXC are not aware of any facts which could materially adversely affect themselves or which are likely in the future to materially adversely affect any of them and which have not been disclosed to XFL by or on behalf of JGXC in connection with or pursuant to this AGREEMENT. (ii) No representation or warranty in this AGREEMENT, nor any statement or certificate furnished or to be furnished to XFL pursuant to or in connection with this AGREEMENT contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein misleading.

(b) Reliance. The following representations and warranties are made by SANLIAN, SEOC, EOPO and JGXC with the knowledge and expectation that XFL is placing reliance thereon.

PART B: WARRANTIES IN RESPECT OF the VENDORS AND JGXC IN GENERAL

(a) Organization, Standing, and Power. It is a company or legal person entity duly organized and validly existing, and in good standing under the laws of the PRC, has all requisite corporate power and authority to carry on its businesses, and is duly qualified and in good standing to do business in each jurisdiction in which it conducts business.

(b) Authorization. The execution, delivery, and performance of the TRANSACTION DOCUMENTS to be entered into by it have been duly authorized by all necessary action of its board or other appropriate organization. Certified copies of the resolutions adopted by its board or other appropriate organization approving the TRANSACTION DOCUMENTS and transactions contemplated hereby and thereby have been provided to XFL.

(c) Execution. It has duly and validly executed and delivered the TRANSACTION DOCUMENTS naming it as a party, and such TRANSACTION DOCUMENTS constitute valid, binding, and enforceable obligations of it in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

PART C: WARRANTIES IN RESPECT OF JGXC

(a) Corporate Records. It has made available to XFL complete and correct copies of all the documents, including but not limited to, its business license, articles of association, tax registration certificates, registers and/or other organizational documents ("CONSTITUTIONAL DOCUMENTS"), in each case, as amended to the date hereof. It has delivered to XFL complete and correct copies of its minute books and corporate records, all of which contain correct and complete records of all proceedings and actions taken at all meetings of, or effected by written consent of, its shareholders and its BOARD of DIRECTORS, and all original issuances and subsequent transfers, repurchases, and cancellations of its shares.

(b)  Capital Structure.

     (i)  Set out in Schedule A is its registered capital on the date hereof.

     (ii) There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, restrictions, or rights of any character to which it is a party or by which it may be bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares, or obligating it to grant, extend or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right. It does not have outstanding bonds, debentures, notes or other indebtedness.

(c) Subsidiaries. It does not presently own or CONTROL, directly or indirectly, any interest in any other company, association, or other business entity, and is not a participant in any joint venture, partnership, or similar arrangement. Its particulars as set out in Schedule A and its registered capital are clear of all ENCUMBRANCEs. Save as expressly provided in the TRANSACTION DOCUMENTS, there is no agreement or arrangement in force which calls for the present or future issue or sale of, or grant to any person the right (whether conditional or otherwise) to call for the issue, sale or transfer of any of its share or loan capital (including any of its option, notes, warrants or other securities or rights convertible or ultimately convertible into shares or equity interests).

(d) Compliance with Laws and Other Instruments. It holds and, at all times, has held all licenses, permits, and authorizations from all Governmental Entities necessary for the lawful conduct of its business pursuant to all applicable PRC statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations. There are no violations or claimed violations of any such license, permit, or authorization, or any such statute, law, ordinance, rule or regulation. It has conducted its activities in compliance with all applicable laws and regulations and there has been no breach of any laws or regulations applicable to it.

(e) Corporate Governance. Neither the execution and delivery of the TRANSACTION DOCUMENTS naming it as a party nor the performance by it of its obligations under such TRANSACTION DOCUMENTS will (i) conflict with or result in any breach of its CONSTITUTIONAL DOCUMENTS; (ii) require any CONSENTS; or (iii) conflict with, result in a breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien, charge, ENCUMBRANCE, or restriction upon any of the properties or assets of it or its shares under, any law, statute, rule, regulation, judgment, decree, order, government permit, license or order or any mortgage, indenture, note, license, trust, agreement or other agreement, instrument or obligation to which it is a party.

(f) Absence of Certain Changes and Events. Since its establishment, there has not been:

     (i) Any transaction entered into by it other than in the ordinary course of business;

     (ii) Any declaration, payment, or setting aside of any dividend or other distribution to or for any of the holders of any equity;

     (iii) Any termination, modification, or rescission of or waiver by it of rights under any contract having or reasonably likely to have a MATERIAL ADVERSE CHANGE on its business;

     (iv) Any discharge or satisfaction by it of any ENCUMBRANCE, or any payment of any obligation or liability (absolute or contingent) other than liabilities incurred since its establishment in the ordinary course of business;

     (v) Any mortgage, pledge, imposition of any security interest, claim, ENCUMBRANCE, or other restriction created on any of the assets, tangible or intangible, of it having or reasonably likely to have a MATERIAL ADVERSE CHANGE on its business;

     (vi) Any settlement amount of any claim, dispute, suit, proceeding or investigation regarding it; or

     (vii) Any event or condition resulting in a MATERIAL ADVERSE CHANGE on its business.

(g) Litigation and Other Proceedings. It is not nor is any of its officers, directors, or employees a party to any pending or, threatened action, suit, labour dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from its actions or omissions or, in the case of an individual, from acts in his or her capacity as its officer, director, employee, agent or contractor, which individually or in the aggregate would have a MATERIAL ADVERSE CHANGE on its business. It is not a named party to any order, writ, judgment, decree, or injunction.

(h) No Defaults. It is not, nor has it received written notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) its CONSTITUTIONAL DOCUMENTS; (ii) any judgment, decree, or order to which it is a named party; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which it is a party or by which it or any of its properties or assets is bound, except for defaults and violations which have been cured or, individually or in the aggregate, would not have a MATERIAL ADVERSE CHANGE on its business.

(i) Major Contracts. Except for the agreements set out in Schedule J (the "EXISTING CONTRACTS") it is not a party to or bound by any agreement, contract, lease or indemnity:

     All the EXISTING CONTRACTS are valid and in full force and effect and it has not nor has any other party thereto breached any material provisions of, or entered into default in any material respect under the terms thereof other than such beaches or defaults that have been cured or would not, individually or in the aggregate, have a MATERIAL ADVERSE CHANGE on its business. It has made available to XFL a copy of each of the EXISTING CONTRACTS specified in Schedule J together with all amendments, material written waivers or other material written changes thereto.

(j) Assets. The assets owned, possessed or used by it comprise all the assets required to enable it to carry on its business fully and effectively in the ordinary course. It has legal and beneficial ownership of all assets owned, possessed or used by it free and clear of all ENCUMBRANCEs. No other PERSON owns any property and assets which are being used by it except for the property leased by it pursuant to the EXISTING CONTRACTS.

(k) Employees. It has no written or oral contract of employment or other employment agreement with any of its employees (including any contracts relating to the temporary use or loaning of employees) that are not terminable at will by it without payment of severance or termination payments or benefits. It is not a party to any pending or threatened labour dispute concerning its business or employment practices or the subject of any organizing drive, labour grievance or petition to certify a labour union. It has complied with all applicable laws, treaties, ordinances, rules, and regulations and requirements relating to the employment of labour. There are no claims pending or threatened to be brought against it in any court or administrative agency by any of its former or current employees.

(l) Certain Agreements. Neither the execution nor delivery of this AGREEMENT and the TRANSACTION DOCUMENTS nor the performance of its obligations contained in them will:

     (i) result in any payment by it (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of it under any employee benefit plan, agreement, or otherwise,

     (ii) increase any benefits otherwise payable under any employee benefit plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(m) Guarantees and Suretyships. It does not have any powers of attorney outstanding and it does not have any obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, or otherwise respecting the obligations or liabilities of any person, corporation, partnership, joint venture, association, organization, or other entity other than as an endorser of negotiable instruments in the ordinary course of business.

(n) Absence of Questionable Payments. It has not nor has any of its respective AFFILIATES, directors, officers, agents, employees or other persons acting on their behalf, used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. It has not nor has any of its respective AFFILIATES, directors, officers, agents, employees or other persons acting on its behalf, accepted or received any unlawful contributions, payments, gifts, or expenditures.

(o) [It has not conducted any business and has no indebtedness, receivable, liability or contingent liability.]

(p)  Taxes.

     (i) No deficiencies or adjustments for any of its tax has been claimed, proposed or assessed or threatened in writing and not paid. There is currently no claim outstanding by an authority in a jurisdiction where it does not file PRC Returns that it is or may be subject to taxation by that jurisdiction. It is not subject to any pending or threatened tax audit or examination. It has not entered into any agreements, waivers or other arrangements in respect of the statute of limitations in respect of its taxes or PRC Returns.

     (ii) For the purposes of this AGREEMENT, the terms "tax" and "taxes" shall include all taxes, assessments, duties, tariffs, registration fees, and other governmental charges in the nature of taxes including, all income, franchise, property, production, sales, use, payroll, license, windfall profits, value added, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties.

(q) Leases in Effect; Real Estate. All real property leases and subleases to which it is a party, and any amendments or modifications thereof, are listed in Schedule K (each a "PRC LEASE" and, collectively, the "PRC LEASES"). It has a valid leasehold interest under such PRC LEASES. There are no existing defaults, and it has not received or given any written notice of default or claimed default with respect to any PRC LEASE and there is no event that with notice or lapse of time, or both, would constitute a default thereunder. All real property occupied by it is subject to a written lease. It holds no interest in real property other than the PRC LEASES.

(r) Personal Property. It has valid title, free and clear of all title defects, security interests, pledges, options, claims, liens, and ENCUMBRANCEs of any nature whatsoever to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible since its establishment.

PART D: WARRANTIES IN RESPECT OF EOPO AND THE NEWSPAPER

(a) Compliance with Laws and Other Instruments. EOPO holds and, at all times, has held all licenses, permits, and authorizations from all Governmental Entities necessary for the lawful conduct of its business pursuant to all applicable PRC statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, including without limitation the editing, publishing and distribution of the News paper and advertising. There are no violations or claimed violations of any such license, permit, or authorization, or any such statute, law, ordinance, rule or regulation. It has conducted its activities in compliance with all applicable laws and there has been no breach of any laws applicable to it.

(b) Absence of Certain Changes and Events. Since December 31, 2005, there has not been:

     (i)  Any transaction other than in the ordinary course of business;

     (ii) Any termination, modification, or rescission of or waiver by it of rights under any contract having or reasonably likely to have a MATERIAL ADVERSE CHANGE on its business;

     (iii) Any discharge or satisfaction by it of any ENCUMBRANCE, or any payment of any obligation or liability (absolute or contingent) other than liabilities incurred in the ordinary course of business;

     (iv) Any mortgage, pledge, imposition of any security interest, claim, ENCUMBRANCE, or other restriction created on any of the assets, tangible or intangible, of it having or reasonably likely to have a MATERIAL ADVERSE CHANGE on its business;

     (v) Any claim, dispute, law suit, proceeding or investigation against or regarding it; or

     (vi) Any event or condition resulting in a MATERIAL ADVERSE CHANGE on its business.

(c) Litigation and Other Proceedings. EOPO is not nor is any of its officers, directors, or employees a party to any pending or, threatened action, suit, labour dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from its actions or omissions or, in the case of an individual, from acts in his or her capacity as its officer, director, employee, agent or contractor, which individually or in the aggregate would have a MATERIAL ADVERSE CHANGE on its business. It is not a named party to any order, judgment, decree, or injunction.

(d) No Defaults. EOPO is not, nor has it received written notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) its CONSTITUTIONAL DOCUMENTS; (ii) any judgment, decree, or order to which it is a named party; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which it is a party or by which it or any of its properties or assets is bound, except for defaults and violations which have been cured or, individually or in the aggregate, would not have a MATERIAL ADVERSE CHANGE on its business.

(e) Newspaper Licenses EOPO has duly obtained and maintained all the licenses and permits to conduct the current business, including but not limited to the NEWSPAPER Publishing License, and has not conducted the business outside the scope of such licenses and permits.

(f) Material Contracts. Except for the contracts listed in Schedule J, EOPO is not a party to any agreement or contract which is related to the subject matter of any TRANSACTION DOCUMENTS or which may affect the performance of such TRANSACTION DOCUMENTS, in particular any agreement or contract in connection with any advertisement related matters, or any agreement, contract or arrangement entered into by and between EOPO and SEOC.

     EOPO has terminated the contracts, or assigned to JGXC the benefits and obligations thereof, in a manner as set forth in Schedule J pending or by the CLOSING DATE and there are no circumstances by reason of such termination EOPO shall be liable to any other third parties.

(g) Assets. The assets owned, possessed or used by EOPO comprise all the assets required to enable it to carry on its business fully and effectively in the ordinary course. It has legal and beneficial ownership of all assets owned, possessed or used by it free and clear of all ENCUMBRANCEs.

(h)  Technology and Intellectual Property Rights.

     (i) Schedule L contains a list of INTELLECTUAL PROPERTY which includes the following:

          (1) all patents, domain names, trademarks, trade names, trade dress and service marks, and any applications and registrations for any of the foregoing, that is included in the OWNED INTELLECTUAL PROPERTY;

          (2) all registered copyrights, and applications for registered copyrights for any OWNED INTELLECTUAL PROPERTY;

          (3) all material products and services that currently are published and/or offered by it, or that are currently under development by it and scheduled to be commercially released or offered prior to the CLOSING DATE;

          (4) all material licenses and sublicenses of OWNED INTELLECTUAL PROPERTY;

          (5)  all LICENSED INTELLECTUAL PROPERTY and any sublicenses thereto;
               and

          (6) any material obligation of exclusivity, non-competition, non-solicitation, first negotiation or "most favoured nation" or "equally favoured nation" (e.g., obligating it to provide terms as favourable or more favourable as granted to others) to which it is subject under any agreement that does not fall within the ambit of (4) or (5) in this paragraph.

     (ii) EOPO owns or has the right to use all INTELLECTUAL PROPERTY used or held for use in the conduct of its business without any conflict with the rights of others. All products and technology that have been or currently are published and/or offered by it or are under development by it, and all products and/or technology underlying any and all services that have been or currently are offered by it or are under development by it is either: (1) owned by it, (2) in the public domain, or (3) rightfully used by the it pursuant to a valid written license or other agreement.

     (iii) EOPO is not, as a result of the execution or delivery of this AGREEMENT and/or the Ancillary AGREEMENTs, nor the performance of its obligations under them of under the Structure AGREEMENTs will cause it to be in violation of any license, sublicense or other agreement relating to the INTELLECTUAL PROPERTY or of any non-disclosure agreement to which it is a party or otherwise bound.

     (iv) EOPO is not obligated to provide any financial consideration or other consideration to any third party, nor is any third party otherwise entitled to any financial consideration or other consideration, with respect to any exercise of rights by it or its successors in the INTELLECTUAL PROPERTY.

     (v) EOPO's use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any OWNED INTELLECTUAL PROPERTY by it or its licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, database right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any LICENSED INTELLECTUAL PROPERTY or any other authorized exercise of rights in or to LICENSED INTELLECTUAL PROPERTY by it or its licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, database right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, the distribution, licensing, sublicensing, sale, or other provision of products and services by it or its resellers or licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, database right, other intellectual property right, right of privacy, right of publicity or right of any person.

     (vi) No action, suit or proceeding, pending or otherwise, (i) challenging the validity, enforceability, or ownership by it of any of OWNED INTELLECTUAL PROPERTY or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any OWNED INTELLECTUAL PROPERTY by it or its licensees infringes, misappropriates or violates any intellectual property or other proprietary or personal right of any person is pending or is threatened by any person. Further, no claim to the effect that the distribution, licensing, sublicensing, sale or other provision of products and services by it or its resellers or licensees infringes, misappropriates or violates any intellectual property or other proprietary or personal right of any person is pending or, to the knowledge of EOPO, is threatened by any person. There is no unauthorized use, infringement or misappropriation of any of OWNED INTELLECTUAL PROPERTY by any third party, employee or former employee.

     (vii) No other party has any security interest in any INTELLECTUAL
          PROPERTY.

     (viii) EOPO has secured from all parties who have created any portion of, or otherwise have any rights in or to, OWNED INTELLECTUAL PROPERTY, other than employees of itself whose work product was created by them entirely within the scope of their employment by it and constitutes work made for hire owned by it, valid written assignments or licenses of any such work or other rights to it that are enforceable by it and has made available true and complete copies of such assignments or licenses to XFL.

     (ix) EOPO owns all right, title and interest in and to all data it collects from or discloses about users of its products and services. Its practices regarding the collection and use of consumer personal information are in accordance in all respects with applicable laws and regulations of all jurisdictions in which it operates.

     (x) No officer, director, stockholder or employee of EOPO, nor any spouse, or relative thereof, owns directly or indirectly, in whole or in part, any INTELLECTUAL PROPERTY.

(i) Employees. EOPO has no written or oral contract of employment or other employment agreement with any of its employees (including any contracts relating to the temporary use or loaning of employees) that are not terminable at will by it without payment of severance or termination payments or benefits. It is not a party to any pending or threatened labour dispute concerning its business or employment practices or the subject of any organizing drive, labour grievance or petition to certify a labour union. It has complied with all applicable laws, treaties, ordinances, rules, and regulations and requirements relating to the employment of labour.

     There are no claims pending or threatened to be brought against it in any court or administrative agency by any of its former or current employees. The core employees are and will remain employed by the EOPO (for avoidance of any doubt, "core" employee in this paragraph means the employee whom XFL may consider essential to EOPO or its business).

(j) Certain Agreements. Neither the execution and delivery of this AGREEMENT and the Ancillary AGREEMENTs nor the performance of its obligations contained in them will: (i) result in any payment by EOPO (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of it under any employee benefit plan, agreement, or otherwise,
     (ii) increase any benefits otherwise payable under any employee benefit plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(k) Guarantees and Suretyships. EOPO does not have any powers of attorney outstanding and it does not have any obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, or otherwise respecting the obligations or liabilities of any person, corporation, partnership, joint venture, association, organization, or other entity other than as an endorser of negotiable instruments in the ordinary course of business.

(l) Absence of Questionable Payments. EOPO has not nor has any of its respective AFFILIATES, directors, officers, agents, employees or other persons acting on their behalf, used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. It has not nor has any of its respective AFFILIATES, directors, officers, agents, employees or other persons acting on its behalf, accepted or received any unlawful contributions, payments, gifts, or expenditures.

(m) Financial Statements. All financial statemdens delivered to XFL give a true and fair view of the financial status as of the relevant account dates. Each statement either has made full provision or disclosed all liabilities, claims or obligations of any nature, whether absolute, contingent, anticipated or otherwise, whether due or to become due, all outstanding capital commitments and all bad or doubtful debts as of the relevant account dates.

(n)  Taxes.

     (i) No deficiencies or adjustments for any of its tax has been claimed, proposed or assessed or threatened in writing and not paid. It is not subject to any pending or threatened tax audit or examination.

     (ii) For the purposes of this AGREEMENT, the terms "tax" and "taxes" shall include all taxes, assessments, duties, tariffs, registration fees, and other governmental charges in the nature of taxes including, all income, franchise, property, production, sales, use, payroll, license, windfall profits, value added, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties.

     (iii) There are no liens for taxes upon its assets except for taxes that are not yet payable. It has withheld all taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors and any taxes required to be withheld from any other person and has timely paid all such amounts withheld to the proper taxing authority.

PART E: WARRANTIES IN RESPECT OF SEOC

(a) Material Contracts. Except for the contracts listed in Schedule J, SEOC is not a party to any agreement or contract which is related to the subject matter of any TRANSACTION DOCUMENTS or which may affect the performance of such TRANSACTION DOCUMENTS, in particular any agreement or contract in connection with any advertisement related matters, or any agreement, contract or arrangement entered into by and between EOPO and SEOC.

     SEOC has terminated the contracts, or assigned to JGXC the benefits and obligations thereof, in a manner as set forth in Schedule J pending or by the CLOSING DATE and there are no circumstances by reason of such termination EOPO shall be liable to any other third parties.

                                   SCHEDULE E
                                 XFL WARRANTIES

XFL hereby represents and warrants to the VENDORS that each of the following statements is true:

(a) Organisation and Qualification. It is a person or a legal entity duly organised and validly existing under the laws of its jurisdiction of incorporation.

(b) Authorisation. It has taken all corporate or other action required to authorise, and has duly authorised, the execution, delivery and performance of this AGREEMENT and upon due execution and delivery the same will constitute its legal, valid and binding obligations enforceable in accordance with its terms.

(c) Power and Authority. It has full power and authority to make the covenants and representations referred to herein and to purchase the EQUITY and to execute, deliver and perform this AGREEMENT.

                                   SCHEDULE F
                              DETAILS OF ECONWORLD

Company name                      Guangzhou Jingshi Culture Intermediary Co.,
                                  Ltd.

Date and place of Incorporation   23 March 2006, Tian He District, Guangzhou,
                                  PRC

Registered Address                Rm.340, 36, Nanshe Main Street, Chengjie Road,
                                  Tian He District, Guangzhou

Registered capital                RMB1,000,000

Paid in capital                   RMB1,000,000

                                   SCHEDULE G
                    MANAGEMENT TEAM OF JGXC AND EVENT COMPANY

[List of names of management personnels of JGXC and the Event Company]

                                   SCHEDULE H
                               MANAGEMENT CONTRACT

[Management contract Between JGXC and (or Jingguan Jingshi) with its executives]

                                   SCHEDULE I
                             INDEMNIFICATION LETTER

TO: XINHUA FINANCE LIMITED.

1. The undersigned, Zhang Jikai, is the representative duly authorised by Shandong Sanlian Group Co., (referred to as "SANLIAN" hereinafter), who is the controlling shareholder of Shandong Economic Observer Co., Ltd. (referred to as "SEOC" hereinafter), a company established and existing pursuant to the laws of the PRC with the registered office at No.12, Quetuquan Road North, Jinan City. SANLIAN is also the sponsor and supervisor of Economic Observer Press Office (referred to as EOPO hereinafter), an unincorporated legal entity established under the laws of PRC with the registered office at Gao'er People's Government, Licheng District, Jinan City.

2. SANLIAN, together with SEOC and EOPO (collectively as "VENDORS"), signed a "Cooperation Agreement in relation to Economic Observer" (the AGREEMENT) with your company on [______], 2006 (the term of which is specified in the AGREEMENT).

3. After due consideration and pursuant to clause 8 of the AGREEMENT, SANLIAN hereby irrevocably agrees, to provide indemnification for all the obligations and liabilities of the either or all of VENDORS as a whole under the AGREEMENT in favour of your company, and undertakes to, jointly and severally with VENDORS, bear all relevant liabilities resulting from any breach of the AGREEMENT by either or all of the VENDORS if either or all of the VENDORS fail(s) to perform its/their obligations under the AGREEMENT or the TRANSACTION DOCUMENTS. Such obligations of the VENDORS include, without limitation, making indemnity for any Claim (as defined in the AGREEMENT) made against either or all of the VENDORS by your company pursuant to clauses 8 of the AGREEMENT.

This Letter of Indemnification is hereby issued.

INDEMNIFYING PARTY: SHANGDONG SANLIAN GROUP CO., LTD.

                    [Company Chop of Shangdong Sanlian Group Co., Ltd.]


SIGNED BY:          /s/ Zhang Jikai
                    ------------------------------
                    (Printed name)

                    (Stamp and Chop of SANLIAN)

DATE:               April 20 2006

                                   SCHEDULE J
                               MATERIAL CONTRACTS

[List of over a hundred contracts to which JGXC and EOPO are parties, which include sales contracts, distribution and printing contracts, and agency contracts.]

                                   SCHEDULE K
                                     LEASES

[Lease agreement between JGXC and Beijing Liangxiang Satellite City Real Property Development Company regarding 18-C66, Construction Road, Kaixuan Main Street, Beijing. Tenancy term is from February 1, 2006 to January 31, 2007 and annual rent is RMB5,000.]

                                   SCHEDULE L
                              INTELLECTUAL PROPERTY

(1)  Domain name:

Chinese domain name             English domain name     Universal website        Internet name
-------------------            --------------------   --------------------   --------------------
www.[Chinese Characters].cn    www.eeo.com.cn         [Chinese Characters]   [Chinese Characters]
www.[Chinese Characters].com   www.eobserver.com.cn   (Economic Observer)    (Economic Observer
www.[Chinese Characters].net                                                 Press Office)
www.[Chinese Characters].com
www.[Chinese Characters].net
www.[Chinese Characters].com
www.[Chinese Characters].com
www.[Chinese Characters].com
www.[Chinese Characters].com

(2)  Trademarks:

                        Date of processing
Trademark                 the application
Text/Graphic             for registration            Applicable category
------------            ------------------   -----------------------------------
The Economic Observer   May 25, 2005         9    Science, navigation, land
[Chinese Characters]                              survey, electrical,
[Chinese Characters]                              photography, movies, optics,
                                                  scales, instruments of
                                                  measurement, signal, testing
                                                  (supervision), ambulance
                                                  (rescue) and instructional
                                                  instruments and devices,
                                                  recording, communications,
                                                  device for displaying sound
                                                  and image, magnetic data
                                                  medium, recording disc,
                                                  automatic vending machine and
                                                  coin-operated mechanical
                                                  structure, cash register,
                                                  computer and data processing
                                                  facility, fire extinguisher

The Economic Observer   May 25, 2005         16   Different types of paper,
[Chinese Characters]                              paper board and products,
[Chinese Characters]                              printed matter, stapling
                                                  products, photos, stationery,
                                                  glues for stationery or home
                                                  use, fine arts products,
                                                  brush-pencil, typewriter and
                                                  office products (other than
                                                  furniture), education or
                                                  instructional products (other
                                                  than

                                                  instruments), packaging
                                                  plastic materials (different
                                                  types), paper cards, printing
                                                  types, printing form

The Economic Observer   May 25, 2005         35   Advertising, enterprise
[Chinese Characters]                              operation, enterprise
[Chinese Characters]                              management, office
                                                  administration

The Economic Observer   May 25, 2005         40   Material processing
[Chinese Characters]
[Chinese Characters]

The Economic Observer   May 25, 2005         41   Education, provision of
[Chinese Characters]                              training, entertainment, arts
[Chinese Characters]                              and sports activities

The Economic Observer   May 25, 2005         42   Science and technology service
[Chinese Characters]                              and related research and
[Chinese Characters]                              design services; industrial
                                                  analysis and research,
                                                  computer hardware and software
                                                  design and development; legal
                                                  services

EEO.COM.CN              May 25, 2005         9    Science, navigation, land
[Chinese Characters]                              survey, electrical,
                                                  photography, movies, optics,
                                                  scales, instruments of
                                                  measurement, signal, testing
                                                  (supervision),
                                                  ambulance (rescue) and
                                                  instructional instruments and
                                                  devices, recording,
                                                  communications, device for
                                                  displaying sound and image,
                                                  magnetic data medium,
                                                  recording disc, automatic
                                                  vending machine and
                                                  coin-operated mechanical
                                                  structure, cash register,
                                                  computer and data processing
                                                  facility, fire extinguisher

EEO.COM.CN              May 25, 2005         16   Different types of paper,
[Chinese Characters]                              paper board and products,
                                                  printed matter, stapling
                                                  products, photos, stationery,
                                                  glues for stationery or home
                                                  use, fine arts products,

                                                  brush-pencil, typewriter and
                                                  office products (other than
                                                  furniture), education or
                                                  instructional products (other
                                                  than instruments), packaging
                                                  plastic materials (different
                                                  types), paper cards, printing
                                                  types, printing form

EEO.COM.CN              May 25, 2005         35   Advertising, enterprise
[Chinese Characters]                              operation, enterprise
                                                  management, office
                                                  administration

EEO.COM.CN              May 25, 2005         40   Material processing
[Chinese Characters]

EEO.COM.CN              May 25, 2005         41   Education, provision of
[Chinese Characters]                              training, entertainment, arts
                                                  and sports activities

EEO.COM.CN              May 25, 2005         42   Science and technology service
[Chinese Characters]                              and related research and
                                                  design services; industrial
                                                  analysis and research,
                                                  computer hardware and software
                                                  design and development; legal
                                                  services

[Chinese Characters]    July 6, 2005         16   Different types of paper,
CHINA BLUE                                        paper board and products,
CHIP REAL ESTATE                                  printed matter, stapling
And graphics                                      products, photos, stationery,
                                                  glues for stationery or home
                                                  use, fine arts products,
                                                  brush-pencil, typewriter and
                                                  office products (other than
                                                  furniture), education or
                                                  instructional products (other
                                                  than instruments), packaging
                                                  plastic materials (different
                                                  types), paper cards, printing
                                                  types, printing form

[Chinese Characters]    July 6, 2005         41   Education, provision of
CHINA BLUE                                        training, entertainment, arts
CHIP REAL ESTATE                                  and sports activities
And graphics

[Chinese Characters]    July 6, 2005         16   Different types of paper,
The Economic Observer                             paper board and products,
Forum and graphics                                printed matter, stapling
                                                  products, photos, stationery,
                                                  glues for stationery or home

                                                  use, fine arts products,
                                                  brush-pencil, typewriter and
                                                  office products (other than
                                                  furniture), education or
                                                  instructional products (other
                                                  than instruments), packaging
                                                  plastic materials (different
                                                  types), paper cards, printing
                                                  types, printing form

[Chinese Characters]    April 28, 2005       41   Education, provision of
The Economic Observer   July 6, 2005              training, entertainment, arts
Forum and graphics                                and sports activities

[Chinese Characters]    June 3, 2006         16   Different types of paper,
The Most Respected      (Note: date of            paper board and products,
Companies of China      application, not          printed matter, stapling
And graphics            date of                   products, photos, stationery,
                        processing)               glues for stationery or home
                                                  use, fine arts products,
                                                  brush-pencil, typewriter and
                                                  office products (other than
                                                  furniture), education or
                                                  instructional products (other
                                                  than instruments), packaging
                                                  plastic materials (different
                                                  types), paper cards, printing
                                                  types, printing form

[Chinese Characters]    June 3, 2006         41   Education, provision of
The Most Respected      (Note: date of            training, entertainment, arts
Companies of China      application, not          and sports activities
And graphics            date of
                        processing)

[Chinese Characters]    June 3, 2006         16   Different types of paper,
Marketing               (Note: date of            paper board and products,
And graphics            application, not          printed matter, stapling
                        date of                   products, photos, stationery,
                        processing)               glues for stationery or home
                                                  use, fine arts products,
                                                  brush-pencil, typewriter and
                                                  office products (other than
                                                  furniture), education or
                                                  instructional products (other
                                                  than instruments), packaging
                                                  plastic materials (different
                                                  types), paper cards, printing
                                                  types, printing form

[Chinese Characters]    June 3, 2006         41   Education, provision of
Marketing               (Note: date of            training, entertainment, arts
And graphics            application, not          and sports activities
                        date of
                        processing)

                                   APPENDIX 1

[Equity Transfer Agreement in relation to JGXC - Please refer to Exhibit 10.30]

                                   APPENDIX 2

                       [Articles of Association of JGXC]

                                   APPENDIX 3

[Business Cooperation Agreement - Please refer to Exhibit 10.5]

                                   APPENDIX 4

[Business Cooperation Contract - Please refer to Exhibit 10.24]

                                   APPENDIX 5

[Information Consulting Committee Organization Agreement - Please refer to
Exhibit 10.23]

                                   APPENDIX 6

             [Articles of Association of Beijing Jingguan Jinghsi]